Exhibit (l)(11)

Letterhead of Paul Hastings LLP

September 8, 2014

Kayne Anderson MLP Investment Company

811 Main Street, 14th Floor

Houston, Texas 77002

Re:	Registration Statement on Form N-2 - 1933 Act File No.: 333-193497; 1940 Act File No.: 811-21593

Ladies and Gentlemen:

We have acted as counsel to Kayne Anderson MLP Investment Company, a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “Act”), relating to the registration for resale under the Securities Act of 1933, as amended, by a certain selling noteholder identified under the caption “Selling Noteholders” in the Prospectus Supplement dated September 8, 2014 to the Registration Statement (the “Selling Noteholder”) of up to an aggregate principal amount of $100,000 of the Company’s Series HH Floating Rate Senior Notes due August 19, 2016 (the “Series HH Notes”) issued by the Company under the Indenture of Trust, dated as of August 22, 2013, pursuant to the provisions of the original indenture dated as of August 22, 2013, between the Company and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as Trustee thereunder, which we refer to as the “Senior Indenture,” and to the provisions of (i) the First Supplemental Indenture of Trust dated August 22, 2013 (the “First Supplemental Indenture”), (ii) the Second Supplemental Indenture of Trust dated February 7, 2014 (the “Second Supplemental Indenture “), and (iii) the officers’ certificates dated as of August 22, 2013 delivered by us to the Trustee in connection with the First Supplemental Indenture and the officers’ certificate dated February 7, 2014 delivered by the Company to the Trustee in connection with the Second Supplemental Indenture (collectively, the “Officers’ Certificates,” and together with the First Supplemental Indenture, the Second Supplemental Indenture and the Senior Indenture, the “Indenture,” between the Company and the Trustee, incorporated by reference as an exhibit to the Registration Statement (as may be supplemented from time to time, the “Indenture”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture and such other documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In such examination and in rendering the opinions expressed below, we have assumed: (i) the due authorization and execution of the Indenture; (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity and competency of all individuals executing documents; (vi) that the Indenture and all other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended, modified, supplemented or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that each of the officers, directors and stockholders of the Company has properly discharged his or her fiduciary duties; and (ix) that the rights and remedies set forth in the Indenture will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company. As to all questions of fact material to this opinion letter and to the materiality of any fact referred to herein, we have relied (without independent

September 8, 2014

investigation) upon certificates or comparable documents of officers and representatives of the Company (the “Officers’ Certificates”) and of public officials, and upon the representations, warranties and covenants contained in the Indenture.

As to matters involving the laws of the State of Maryland, we are relying on the opinion of Venable LLP, Maryland counsel to the Company, dated as of even date herewith and delivered in connection with the Registration Statement. We have not made any investigation as to, and have not independently verified, the matters covered by such opinion of Venable LLP.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

The Series HH Notes to be sold by the Selling Noteholder pursuant to the Registration Statement have been duly executed, issued, authenticated and delivered in accordance with the terms of the Indenture and, when sold by the Selling Noteholder in the manner contemplated by the Registration Statement, the prospectus and/or the applicable prospectus supplement, will, subject to the restrictions set forth in the Indenture and in the Series HH Notes, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law), and will be entitled to the benefits of the Indenture.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, the internal laws of the State of New York.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not expressly addressed herein from any matter stated in this letter.

We hereby consent to the filing of this opinion with the Commission as Exhibit (l)(11) to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ PAUL HASTINGS LLP

Paul Hastings LLP